Exhibit 13a

Illustration sample calculation

Illustrated contract assumptions

Male Issue Age 30 Preferred Non-Tobacco, $100,000 Face Amount, Death Benefit Option 1, $1,090.44 annual planned premium

Current cost of insurance rates, 12% Hypothetical Gross Investment Return (“Gross Return”)

Sample calculation is for the beginning of contract year 5.

Net Premium

Net Premium = Gross Premium – Premium Expense Charge
= 1,090.44 – 5.5% (1,090.44)
= 1,030.47

Beginning of Period Account Value

Account Value start of period = Account Value end of prior period + Net Premium
= 4,386.46 + 1,030.47
= 5,416.93

Monthly Deduction

Current Death Benefit = larger of Face Amount and Account Value multiplied by Corridor Factor
= larger of 100,000 and (5,416.93 * 250%)
= 100,000

Net Amount at Risk = Current Death Benefit divided by 1.0032737 less the Account Value
=100,000 / 1.0032737 – 5,416.93
=94,256.77

Cost of Insurance = Net Amount at Risk divided by 1000 multiplied by Cost of Insurance Rate per $1,000
=94,256.77 / 1,000 * 0.108
=10.18

Monthly Deduction = Cost of Insurance + Cost of Optional Benefits + Monthly Fee
=10.18 + 0.00 + 6.00
=16.18

Calculating the Annual Net Sub-Account Yield

Separate Account Expense Charge:  The annual equivalent charge (“SA Charge”) is the value that satisfies the equation

1 + Gross Return – Assumed Asset Charge(1) – SA Charge = [(1 + Gross Return – Assumed Asset Charge)^(1/365) – (nominal Separate Account Expense Charge / 365)]^365

or

1+ .12 - .0084 – SA Charge = [(1 + .12 - .0084)^(1/365) - .006 / 365]^365

giving

SA Charge = 0.66%

Annual Net Sub-Account Yield = Hypothetical Gross Investment Return – Assumed Asset Charge – SA Charge

= 12.00% - 0.84% - 0.66%

= 10.50%

(1) Asset charges vary by sub-account, and the Unit Value for each sub-account will be reduced using the actual asset charge for that sub-account.  The Assumed Asset Charge used in illustrations is the arithmetic average of the actual asset charges for each of the offered sub-accounts.

Investment Return

Investment Return = (Beginning Account Value – Monthly Deduction ) * [ (1+Annual Net Sub-Account Yield)^(1/12) – 1 ]

= (5,416.93 – 16.18) * [(1.1050)^(1/12)-1]

= 45.12

Ending Policy Values

Ending Account Value = Beginning Account Value – Monthly Deduction + Investment Return

= 5,416.93 – 16.18 + 45.12

= 5,445.87

Withdrawal Charge = Initial Withdrawal Charge * Current Year Percentage

= 800 * 80%

= 640

Cash Value = Account Value less Withdrawal Charge

= 5,445.87 – 640

= 4,805.87

Death Benefit = larger of Face Amount and Account Value multiplied by Corridor Factor

= larger of 100,000 and (5,445.87 * 250%)

= 100,000

Interim Values for all months in Contract Year 5

Month	Gross Premium	Net Premium	Monthly Deduction	Investment Return	Account Value	Cash Value	Death Benefit
1	1090.44	1030.47	16.18	45.12	5445.87	4,805.87	100,000
2	0	0	16.18	45.37	5475.06	4,835.06	100,000
3	0	0	16.17	45.61	5504.50	4,864.50	100,000
4	0	0	16.17	45.86	5534.19	4,894.19	100,000
5	0	0	16.17	46.10	5564.12	4,924.12	100,000
6	0	0	16.16	46.35	5594.31	4,954.31	100,000
7	0	0	16.16	46.61	5624.76	4,984.76	100,000
8	0	0	16.16	46.86	5655.46	5,015.46	100,000
9	0	0	16.15	47.12	5686.43	5,046.43	100,000
10	0	0	16.15	47.38	5717.66	5,077.66	100,000
11	0	0	16.15	47.64	5749.15	5,109.15	100,000
12	0	0	16.14	47.90	5780.91	5,140.91	100,000